Exhibit (d4)

Amendment 1 to the

Money Manager Agreement and Schedule I

This Amendment 1 (“Amendment 1”) to the money manager agreement (the “Agreement”) between TIFF Multi-Asset Fund, a series of TIFF Investment Program and Amundi Asset Management US, Inc. is effective as of May 1, 2022 (“Effective Date”).

RECITALS

WHEREAS, TIFF Multi-Asset Fund, a series of TIFF Investment Program (“TIP”) entered into the Agreement dated as of November 12, 2015 with Amundi Smith Breeden LLC, (“ASB”), with ASB’s obligations under the Agreement subsequently assumed by Amundi Pioneer Institutional Asset Management, Inc., (“APIAM”) under the Assumption of Money Manager Agreement between ASB and APIAM dated as of December 1, 2017; and

WHEREAS, APIAM merged with and into its affiliate Amundi Pioneer Asset Management, Inc., a Securities & Exchange Commission registered investment adviser, as of January 1, 2021, and the name of the surviving entity was changed to Amundi Asset Management US, Inc. (“Amundi US”) and Amundi US assumed all of the rights, duties, and obligations of its predecessor entities under the Agreement with TIP; and

WHEREAS, TIP and Amundi US now seek to amend Schedule I to the Agreement to add Schedule I-D reflecting a new investment mandate.

NOW THEREFORE, intending to be legally bound the parties agree as follows:

1.	Amendment
a.	Pursuant to Section 11: Amendment of the Agreement, the parties hereby agree that Schedule I-D as attached hereto shall be added to the Schedule I of the Agreement as attached hereto.

2.	Miscellaneous.
a.	This Amendment shall be effective as of May 1, 2022.
b.	Except as amended hereby, the Agreement shall remain in full force and effect.
c.	All capitalized terms used herein shall have the meanings given to them in the Agreement unless otherwise defined herein.
d.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Rest of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto execute this Amendment 1 effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program
By TIFF Advisory Services, Inc., investment manager

/s/ Robert Zion
Signature

Robert Zion, COO
Print Name/Title

4/27/2022
Date

Amundi Asset Management US, Inc.

/s/ Gregg Dooling
Signature

Gregg Dooling / CFO
Print Name/Title

4/27/2022
Date

Schedule I-D
Dated as of May 1, 2022

to the
Money Manager Agreement (the “Agreement”)

Dated as of November 12, 2015
between
Amundi US (the “Manager”) and
TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to the Managed Account generally referred to by the parties as the CRT Account with a mandate focused on investing in Credit Risk Transfer (CRT) securities sponsored by Fannie Mae and Freddie Mac within their Connecticut Avenue Securities (CAS) and Structured Agency Credit Risk (STACR) programs using funds borrowed through reverse-repurchase agreements.

As compensation for the services performed pursuant to this Agreement, the Fund will pay to the Manager a fee which is composed of an Asset-Based Fee and a Performance-Based Fee.

1.	Asset-Based Fee

The Manager shall be entitled to an Asset-Based Fee accrued at a rate of 0.20% per year, calculated against the Net Assets of the CRT Account.

2.	Performance-Based Fee

The Manager shall accrue a Performance-Based Fee, calculated as follows:

i.	The Hurdle Rate is a percentage, reflecting the accrual of United States 30 Day Average Secured Overnight Financing Rate plus 9%, during the period.

ii.	The Performance Rate is the percentage appreciation or depreciation in the Net Assets of the CRT Account during the period, adjusted for subscriptions and redemptions, and net of the period’s accrual of the Asset-Based Fee.

iii.	The cumulative accrued Performance-Based Fee shall begin at zero. For each subsequent period, the cumulative accrued Performance-Based Fee shall change by an amount equal to (a) 15%, multiplied by (b) the Performance Rate minus the Hurdle Rate, multiplied by (c) the Net Assets of the CRT Account at the beginning of the period. For the avoidance of doubt, the cumulative accrued Performance-Based Fee can be either greater than or less than zero.

iv.	The start date for the measurement of Performance-Based Fee shall be the earlier of (i) 60 days subsequent to the date of the initial funding of the CRT Account, or (ii) the date at which the CRT Account reaches a liabilities-to-assets ratio of 65%.

v.	The Performance-Based Fee is paid only when assets are redeemed from the CRT Account and only to the extent that the cumulative accrued Performance-Based Fee is positive at the time of redemption.

vi.	In the event of a partial redemption:

a.	If the cumulative accrued Performance-Based Fee is positive, inclusive of any gains or losses realized in completing the redemption, then a pro-rata portion of the cumulative accrued Performance-Based Fee becomes payable, and shall be paid, to the Manager.

b.	If the cumulative accrued Performance-Based Fee is negative, inclusive of any gains or losses realized in completing the redemption, then the cumulative accrued Performance-Based Fee is made less negative by a pro-rata portion.

c.	In both cases, the pro-rata portion is calculated as (i) the partial redemption amount divided by (ii) the Net Assets of the CRT Account inclusive of any gains or losses realized in completing the redemption.

vii.	In the event of a full redemption:

a.	the cumulative accrued Performance-Based Fee, if positive, is payable to the Manager only upon completion of the redemption, with the cumulative accrued Performance-Based Fee reflecting the final performance of the CRT Account, inclusive of any gains or losses realized during the full redemption.

viii.	For the avoidance of doubt, payments of the Performance-Based Fee can only be paid by the Fund to the Manager. The Manager will not pay the Fund if at the time of a redemption, the cumulative accrued Performance-Based Fee is negative.

ix.	For the avoidance of doubt, the Manager will not reimburse the Fund for previous payments of Performance-Based Fees if subsequent performance of the CRT Account reduces the remaining cumulative accrued Performance-Based Fee.

3.	Net Assets

Net Assets as of any date shall mean (i) the total market value of the assets in the CRT Account determined in accordance with the applicable provisions of the Agreement (that is, the total market value of all long portfolio holdings plus other assets, including cash and cash equivalents and accrued interest), minus (ii) all liabilities payable with respect to the CRT Account (that is, the market value of short portfolio holdings plus all other liabilities, including repurchase agreement borrowings, all accrued expenses, fees, and charges but excluding the CRT Account’s Asset-Based Fee and Performance-Based Fee), using values determined by the Fund’s custodian.

4.	Procedures

The Manager and the Fund will enter into an agreement within 30 days of executing the Investment Management Agreement that will address the procedures for communication and payment of fees.

4